Exhibit 99.1

Sierra Oncology Reports Third Quarter Results

- Momelotinib regulatory pathway clarity anticipated in H1 2019 -

- SRA737 Monotherapy and LDG Combination trial preliminary data anticipated in H1 2019 -

VANCOUVER, November 8, 2018—Sierra Oncology, Inc. (Nasdaq: SRRA), a clinical stage drug development company focused on advancing targeted therapeutics for the treatment of patients with significant unmet needs in hematology and oncology, today reported its financial and operational results for the third quarter ended September 30, 2018.

“During the third quarter, we fundamentally transformed Sierra with the addition of momelotinib to our portfolio, a differentiated, demonstrably active and well-tolerated Phase 3 drug candidate for the treatment of myelofibrosis. We are currently preparing for discussions with regulators to determine the registration path for momelotinib and anticipate reporting next steps in the first half of 2019. Our anticipated registration strategy envisions a single Phase 3 trial in second line myelofibrosis patients, a population for which no approved therapies currently exist, to recapitulate the meaningful clinical benefits observed in the two previously completed SIMPLIFY Phase 3 trials, with a particular emphasis on reinforcing momelotinib’s differentiated anemia benefits,” said Dr. Nick Glover, President and CEO of Sierra Oncology. “We also continue to advance our DNA Damage Response (DDR) drug candidates, SRA737 and SRA141. During the quarter, we made substantial progress enrolling genetically-selected patients into the indication specific cohorts of our two SRA737 trials, with a focus on recruiting patients with High Grade Serous Ovarian Cancer (HGSOC). We plan to report preliminary efficacy results from these trials in the first half of 2019. We also prepared for the initiation of a trial of SRA737 in combination with a PARP inhibitor in prostate cancer and for our first clinical trial with SRA141 for the treatment of colorectal cancer. We are currently evaluating the optimal timing of these trials within the context of our recently expanded portfolio.”

Highlights for the Third Quarter of 2018:

-	Acquired momelotinib, a potent, selective and orally-bioavailable JAK1, JAK2 and ACVR1 inhibitor with a differentiated therapeutic profile in myelofibrosis.

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Continued to enroll patients in the monotherapy trial for SRA737, our potent, highly selective, orally bioavailable small molecule inhibitor of Chk1. The trial is enrolling patients across five indications with a primary focus on HGSOC. Preliminary data from this trial are anticipated to be reported in the first half of 2019.

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Continued to enroll patients in the combination trial of SRA737 potentiated by low dose gemcitabine, which is enrolling patients across four indications, including into a prioritized cohort of patients with HGSOC. Preliminary data from this trial are anticipated to be reported in the first half of 2019.

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Prepared for the planned initiation of a Phase 1b/2 trial of SRA737 with the PARP inhibitor niraparib, which will evaluate this combination in subjects with metastatic castration-resistant prostate cancer (mCRPC).

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Successfully completed the Investigational New Drug Application (IND) filing process with the U.S. Food and Drug Administration (FDA) for SRA141, our potent, highly selective, orally bioavailable small molecule inhibitor of Cdc7. The company plans to conduct a Phase 1/2 trial of the drug candidate in patients with colorectal cancer.

Third Quarter 2018 Financial Results (all amounts reported in U.S. currency)

Research and development expenses were $12.9 million for the three months ended September 30, 2018, compared to $7.4 million for the three months ended September 30, 2017. The increase was primarily due to a $3.0 million upfront fee paid to Gilead for the acquisition of our lead product candidate, momelotinib, an increase of $2.0 million in clinical trial costs and a $0.7 million increase in personnel-related and overhead costs, partially offset by a decrease of $0.2 million in research and preclinical costs related to SRA737 and SRA141. Research and development expenses included non-cash stock-based compensation of $1.2 million and $1.0 million for the three months ended September 30, 2018 and 2017, respectively.

Research and development expenses were $30.0 million for the nine months ended September 30, 2018, compared to $22.6 million for the nine months ended September 30, 2017. The increase was primarily due to a $3.0 million upfront fee paid to Gilead for the acquisition of our lead product candidate momelotinib, an increase of $5.4 million in clinical trial costs and a $1.4 million increase in personnel-related costs, partially offset by decreases of $1.5 million in third-party manufacturing costs related to SRA737 and SRA141, and $0.9 million in research, preclinical and other support costs. Research and development expenses included non-cash stock-based compensation of $3.3 million and $3.0 million for the nine months ended September 30, 2018 and 2017, respectively.

General and administrative expenses were $3.1 million for the three months ended September 30, 2018, compared to $2.8 million for the three months ended September 30, 2017. This increase was primarily due to increases in personnel-related costs, professional fees and allocated overhead. General and administrative expenses included non-cash stock-based compensation of $0.7 million and $0.5 million for the three months ended September 30, 2018 and 2017, respectively.

General and administrative expenses were $10.7 million for the nine months ended September 30, 2018, compared to $9.2 million for the nine months ended September 30, 2017. This increase was primarily due to a $1.3 million increase in personnel-related costs, professional fees and allocated overhead and a $0.2 million increase in business development costs. General and administrative expenses included non-cash stock-based compensation of $1.8 million and $1.5 million for the nine months ended September 30, 2018 and 2017, respectively.

For the three months ended September 30, 2018, Sierra incurred a net loss of $15.6 million compared to a net loss of $10.0 million for the three months ended September 30, 2017. For the nine months ended September 30, 2018, Sierra incurred a net loss of $39.1 million compared to a net loss of $31.4 million for the nine months ended September 30, 2017.

Cash and cash equivalents totaled $116.1 million as of September 30, 2018, compared to $100.3 million as of December 31, 2017. At September 30, 2018, there were 74,364,165 shares of common stock issued and outstanding, with another 10,793,266 issuable upon exercise of stock options and warrants, and a term loan of $4.9 million.

Equity Inducement Plan

On November 5, 2018, the Compensation Committee of Sierra Oncology’s Board of Directors granted non-qualified stock options to purchase an aggregate of 30,000 shares of its common stock to two new employees under Sierra Oncology’s 2018 Equity Inducement Plan.

The 2018 Equity Inducement Plan is used exclusively for the grant of equity award to individuals who were not previously an employee or non-employee director of Sierra (or following a bona fide period of non-employment), as an inducement material to such individual’s entering into employment with Sierra, pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

The options have an exercise price of $1.73 per share, which is equal to the closing price of Sierra’s common stock on the date of grant. Each option will vest and become exercisable as to 25% of the shares on the first anniversary of the recipient’s start date, and then will vest and become exercisable as to the remaining 75% of the shares in 36 equal monthly installments following the first anniversary, in each case, subject to each such employee’s continued employment with Sierra on such vesting dates. The options are subject to the terms and conditions of Sierra’s 2018 Equity Inducement Plan, and the terms and conditions of the stock option agreement covering the grant.

About Sierra Oncology

Sierra Oncology is a clinical stage drug development company advancing targeted therapeutics for the treatment of patients with unmet medical needs in hematology and oncology. Our lead drug candidate, momelotinib, is a potent, selective and orally-bioavailable JAK1, JAK2 and ACVR1 inhibitor that has been investigated in two completed Phase 3 trials for the treatment of myelofibrosis and has demonstrated a potentially differentiated therapeutic profile encompassing anemia-related benefits, as well as achieving substantive spleen and constitutional symptom control.

Sierra is also advancing SRA737 and SRA141. SRA737 is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of cell cycle progression and the DNA Damage Response (DDR). SRA737 is currently being investigated in two Phase 1/2 clinical trials primarily focused on patients with ovarian cancer: SRA737-01, a monotherapy study, and SRA737-02, a drug combination study evaluating SRA737 potentiated by low dose gemcitabine. Sierra is also preparing for a potential clinical study of SRA737 in combination with a PARP inhibitor. SRA141 is a potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7). Cdc7 is a key regulator of DNA replication and is involved in the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types.

For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s market and industry position, expectations from current data, anticipated clinical development activities and timing, expectations regarding when trial data may be reported, use and adequacy of existing cash and cash equivalents, and potential benefits of Sierra Oncology’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, product candidates may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of its product candidates, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

SIERRA ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$116,128	$100,348
Prepaid expenses and other current assets	3,203	1,377

Total current assets	119,331	101,725
Property and equipment, net	125	154
Other assets	596	319

TOTAL ASSETS	$120,052	$102,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued liabilities	$7,168	$6,133
Accounts payable	962	1,339

Total current liabilities	8,130	7,472
Term loan	4,856	—

TOTAL LIABILITIES	12,986	7,472

STOCKHOLDERS’ EQUITY:
Common stock	74	52
Additional paid-in capital	770,121	718,751
Accumulated deficit	(663,129)	(624,077)

TOTAL STOCKHOLDERS’ EQUITY	107,066	94,726

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$120,052	$102,198

SIERRA ONCOLOGY, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$12,913	$7,405	$30,032	$22,607
General and administrative	3,138	2,778	10,736	9,207

Total operating expenses	16,051	10,183	40,768	31,814

Loss from operations	(16,051)	(10,183)	(40,768)	(31,814)
Other income, net	479	225	1,333	506

Loss before provision for (benefit from) income taxes, net	(15,572)	(9,958)	(39,435)	(31,308)
Provision for (benefit from) income taxes, net	(5)	37	(383)	108

Net loss	$(15,567)	$(9,995)	$(39,052)	$(31,416)

Net loss per common share, basic and diluted	$(0.21)	$(0.19)	$(0.56)	$(0.64)

Weighted-average shares used in computing net loss per common share, basic and diluted	74,347,489	52,268,443	69,517,119	49,080,049

Contact:

James Smith

Vice President, Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com